EXHIBIT 21
                              LIST OF SUBSIDIARIES


Name                                                  Country of Incorporation
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Three-Five Systems Limited                            United Kingdom
Three-Five Systems Pacific, Inc.                      Philippines
Three-Five Systems (Beijing) Co., Ltd.                People's Republic of China